BOVIE MEDICAL CORPORATION
734 WALT WHITMAN ROAD
SUITE 207
MELVILLE, NY 11747

September 17, 2009

Securities and Exchange Commission
Washington, D.C 20549
Attention: Timothy Buchmiller
Division of Corporation Finance
Mail Stop 3030

Re:           Bovie Medical Corporation (the “Company”)
Form 10K for Fiscal Year
Ended December 31, 2008
Filed on March 16, 2009
File No. 1-31885

Gentlemen:

At the request of the staff in its comments to our Form 10-K Annual Report for the year ended December 31, 2008, Bovie Medical Corporation hereby acknowledges that:

(a)	The Company is responsible for the adequacy and accuracy of the disclosure in our filing;
(b)	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing;
(c)	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,
BOVIE MEDICAL CORPORATION

BY:	/S/ Andrew Makrides
Andrew Makrides, President